Exhibit 23.1

The Board of Directors of Masonite International Corporation
Concord, Ontario Canada

We hereby consent to the inclusion by reference in this Form 8-K/A of Masonite International Corporation of our report dated February 24, 2023 relating to the consolidated financial statements of EPI Holdings, Inc. and Subsidiaries as of November 30, 2022.

/s/ Smith Leonard PLLC
High Point, North Carolina
March 20, 2023